UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 6, 2008

Altair Nanotechnologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(775) 856-2500

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]      Written  communications  pursuant to Rule 425 under the  Securities Act (17 CFR 230.425)

[_]      Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]      Pre-commencement  communications  pursuant to Rule  14d-2(b)  under the Exchange Act (17 CFR 240.14d-2(b))

[_]      Pre-commencement  communications  pursuant to Rule  13e-4(c)  under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.                      Entry into a Material Definitive Agreement

On October 6, 2008, Altair Nanotechnologies Inc. (the “Company”) entered into a Stock Purchase and Settlement Agreement (the “Agreement”) with Al Yousuf, LLC, a United Arab Emirates limited liability company (the “Investor”).   Pursuant to the Agreement, the Company agreed to issue an aggregate of 8,000,000 common shares (the “Shares”) to the Investor.   Of such Shares, 5,882,353 shares (the “Purchase Shares”) are being acquired by the Investor at a purchase price of $1.70 per share, for an aggregate purchase price of $10,000,000, to be paid at a closing to occur within 15 days.  The remaining 2,117,647 Shares (the “Release Shares”) were issued upon execution of the Agreement in exchange for a release by the Investor of all potential claims arising from design concerns related to battery packs delivered to Phoenix Motorcars, Inc. in 2007, the Company’s related offer of a warranty replacement and inventory write-off, and any other known claims existing as of the date of the Agreement.   Under the Purchase Agreement dated November 29, 2007 between the Company and the Investor, pursuant to which the Investor purchased $40 million in common shares, the Company made certain representations and warranties related to its inventory, warranty reserve and similar matters that were affected by the write-off of battery inventories and warranty offer announced in March 2008.

The Agreement includes a lock-up provision under which the Investor is prohibited from transferring any of the Shares for at least two years.  On each of the second, third, and fourth anniversaries of the closing, one-third of the Shares will be released from this lock-up restriction. The Agreement also includes a right of first offer, permitting the Investor to purchase a percentage of the common shares offered in certain future offerings equal to its percentage ownership of the Company’s common shares, and contains representations, warranties and covenants as are customarily found in such transactions.

Under the Agreement, the Company has agreed to appoint Iqbal Al Yousuf, the President of the Investor, to the Company’s Board of Directors and its Compensation, Nomination and Corporate Governance Committee upon the closing of the purchase and sale of the Purchase Shares.  The Company has also granted a second designee of the Investor observation rights until the Company’s next shareholders meeting and agreed to appoint that second designee to the Board of Directors at the time of such meeting.

Simultaneously with the Agreement, the Investor and the Company executed an Amendment No. 1 to Registration Rights Agreement (the “Registration Rights Amendment”) pursuant to which the Shares were added to the registrable securities subject to the Registration Rights Agreement executed by the Company and the Investor on November 29, 2007.

The disclosure set forth in Item 3.03 below is incorporated herein by this reference.

The descriptions of the Agreement and the Registration Rights Amendment set forth above are summary in nature and omit certain detailed terms set forth in the underlying documents.  The summaries set forth above are qualified by the terms and conditions of the definitive documents as filed herewith.

Item 3.02.                      Unregistered Sales of Equity Securities.

Information on Securities Sold.  The information provided under Item 1.01 above is incorporated herein by this reference.

Exemption From Registration Claimed.  The Shares have been and will be issued in reliance upon the exemption from registration afforded by the provisions of  Regulation S, as promulgated by the U.S. Securities and Exchange Commission under the Securities Act, based upon the following: (a) the Investor represented to us that it is not a “U.S. Person,” as defined in Rule 902 under the Securities Act; (b) the Investor confirmed to us that it was outside the United States at all times relevant to the offering,  (c) no directed selling efforts were made with respect to the offering in the United States, and (d) governing agreements, documents and certificates included the offering restrictions, transfer restrictions and legends required by Regulation S.

Item 3.03                       Material Modification to Rights of Security Holders.

In order to facilitate the transaction contemplated by the Agreement, the Company executed an Amendment No. 1 to Amended and Restated Shareholder Rights Plan Agreement (the “Rights Plan Amendment”) pursuant to Article 5.4(a) of that certain Amended and Restated Shareholder Rights Plan Agreement (the "Shareholder Rights Plan") dated October 15, 1999, by and between the Company and Equity Transfer Services Inc.  The purpose of the Rights Plan Amendment is to prevent the transaction effected by the Agreement from triggering a flip-in of the rights issued under the Shareholder Rights Plan.  Under the Rights Plan Amendment, the Investor is permitted to maintain the percentage ownership that results from the closing of the transaction contemplated by the Agreement, plus an additional 1%, without triggering a flip-in of the rights.

The description of the Rights Plan Amendment set forth above is summary in nature and omits certain detailed terms set forth in the underlying document.  The summaries set forth above are qualified by the terms and conditions of the definitive document as filed herewith.

Item 7.01                       Regulation FD Disclosure.

On October 6, 2008, the Company issued a press release entitled “Altar Nanotechnologies Announces $10 Million Private Placement,” a copy of which is attached hereto as Exhibit 99.1.

The information set forth in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Securities Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Stock Purchase and Settlement Agreement with Al Yousuf, LLC

10.2	Amendment No. 1 to Registration Rights Agreement with Al Yousuf, LLC

10.3	Amendment No. 1 to Amended and Restated Shareholder Rights Plan Agreement

99.1	Press Release dated October 6, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: October 6, 2008	By:	/s/ John Fallini
John Fallini, Chief Financial Officer